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                                                                 Exhibit 10.1(b)

                             OPERATING DEFICIT LOAN
                                  MORTGAGE NOTE

$2,194,005.00

                                                        West Palm Beach, Florida
                                                         As of December 31, 1993

     FOR VALUE RECEIVED, the undersigned, KEY BISCAYNE LIMITED PARTNERSHIP, a Florida limited partnership ("Maker"), hereby promises to pay to the order of FLORIDA SONESTA CORPORATION, a Florida corporation ("Payee"), its successors and assigns, c/o Sonesta International Hotels Corporation, at 200 Clarendon Street, Boston, Massachusetts 02116, or at such other place as holder of this Operating Deficit Loan Mortgage Note (the "Note") may from time to time designate in writing, in lawful money of the United States of America, the principal sum of Two Million One Hundred Ninety Four Thousand and Five Dollars ($2,194,005.00), with interest thereon as follows:

     1. Subject to the provisions of Paragraph 2 hereof, the unpaid principal balance of this Note and all accrued and unpaid interest shall bear interest from the date hereof at the floating rate which is at all times equal to the announced "prime" or "base lending rate" of Chemical Bank, New York, or its successors (as announced by said bank, the "Prime Rate"). The parties hereto acknowledge that the Prime Rate is a rate for reference purposes and is not necessarily the most favorable rate available from such bank. The interest rate hereunder shall change effective on the same day as any changes in the Prime Rate. Interest shall compound monthly on the last day of each month. The entire unpaid principal balance of this Note together with all accrued but unpaid interest thereon and any unpaid late charges, if not sooner paid, shall be due and payable on December 31, 1997 (the "Maturity Date").

     2. Principal and interest shall be due and payable in annual installments (individually, an "Installment Payment") commencing on the first day of January 1995 and on the first day of January of each succeeding calendar year ("Payment Date") as follows: The Installment Payment due on each Payment Date shall be equal to the amount by which the Net Operating Income (as defined in that certain Management Agreement dated December 27, 1984 between Biscayne Beach Hotel Associates, Ltd. and Payee, as amended by First Amendment dated September 12, 1991, and Second Amendment dated as of December 31, 1993) (as so amended, the "Management Agreement") of the Mortgaged Property (hereinafter defined) exceeds the following deductions (the "Priority Deductions"): (A) the principal and interest due and payable for that same year under that certain Second Renewal Promissory Note (the "Second Renewal Note") from Maker to Aetna Life Insurance Company in the principal amount of $24,142,088.26, plus the "Deferred Amount" as defined therein, dated as of December 1, 1993 (the "Renewal Note");
(B) that certain fee to Strategic
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Realty Advisors, Inc., for that same year described in Section 7.1(g) of the
Management Agreement, pursuant to Section 3 of that certain "Second Amendment to Management Agreement", dated as of December 31, 1993; (C) the principal and interest due and payable for that same year under that certain "Purchase Money Mortgage Note", from Maker to Payee, dated December 27, 1984, in the original principal amount of $5,000,000.00, as amended; (D) all principal and interest remaining unpaid under that certain "Promissory Note" in the original principal amount of $1,576,600, from Maker to Payee, dated as of February 4, 1994, a copy of which is attached hereto as "Exhibit A"; and (E) the unpaid Delinquent Amount (as defined in the aforementioned Second Amendment to Management Agreement), together with interest thereon at the rate of fourteen and one half percent (14 1/2%) per annum, compounded quarterly.

     3. Notwithstanding the Payment Date set forth in Paragraph 1 hereof, each Payment Date shall be extended until the date which is five (5) business days after Maker's receipt from Payee of an unaudited financial statement (the "Unaudited Statement) showing the profit or loss of the operations of the Mortgaged Property (hereinafter defined) for the calendar year immediately preceding such Payment Date together with the calculation of Net Operating Income and the Priority Deductions. Each payment made by Maker pursuant to the Unaudited Statement shall be subject to adjustment as follows: (i) if the Annual Profit and Loss Statement for the Mortgaged Property (issued by Payee to Maker pursuant to Section 4.1 of the Management Agreement) for the period covered by the Unaudited Statement shall indicate that Maker has underpaid the Installment Payment, Maker shall pay the deficiency to Payee within five (5) business days after Maker's receipt of the Annual Profit and Loss Statement; and (ii) if, however, such Annual Profit and Loss Statement shall indicate that Maker has overpaid the Annual Installment, Payee shall pay the amount of the overpayment to Maker within five (5) business days after Maker's receipt of the Annual Profit and Loss Statement.

     4. This Note may be prepaid in whole or in part at any time and from time to time without penalty.

     5. This Note is secured by an Operating Deficit Loan Mortgage and Security Agreement (the "Mortgage") of even date herewith executed and delivered by Maker to Payee encumbering certain real estate and property therein described (the "Mortgaged Property"), located in the City of Key Biscayne, Dade County, State of Florida.

     6. The entire unpaid principal balance of this Note and all accrued but unpaid interest thereon shall become immediately due and payable, at the option of Payee, upon the earliest to occur of any of the following events ("Acceleration Events"):

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          (a)  the occurrence of an Event of Default (as defined in the
Mortgage);

          (b) the termination of the Management Agreement by the "Owner" or "Operator" thereunder, except for any termination pursuant to Section 10.3 thereof; or

          (c) a sale or conveyance of all or substantially all of the Mortgaged Property ("Sale"), including, without limitation, a sale of all or any portion of the Mortgaged Property as a condominium, interval ownership or time sharing unit or a sale or conveyance of the Mortgaged Property by foreclosure sale or deed in lieu thereof, but excluding the granting of easements or the granting of a lien on the Mortgaged Property as security for a mortgage loan; provided, however, that a sale or conveyance to VMS Realty Partners ("VMS") or any entity controlled by VMS or any of its partners shall not be deemed to be a "Sale."

     Delay or failure to exercise the foregoing option with respect to any Acceleration Event shall not constitute a waiver of the right to exercise the same with respect to that or any subsequent Acceleration Event.

     7. Should default in the payment of any Installment Payment due hereunder continue beyond fifteen (15) days from the due date of such payment, Maker shall pay a late charge to compensate Payee for the added expense and inconvenience incurred by Payee and caused by such delay in payment. It is acknowledged by Maker and Payee that the actual amount necessary to adequately compensate Payee in such case would be impractical and extremely difficult to calculate. Maker and Payee therefore agree that the amount of such late charge shall be two percent (2%) of the amount of such late payment. Upon the occurrence of an Acceleration Event, and during the continuance thereof, the interest rate applicable to the entire unpaid principal balance of this Note shall be the interest rate described in Section 1, above, plus six (6) percentage points.

     8. Except as expressly provided for in the Mortgage, Maker hereby waives presentment for payment, demand, protest, notice of protest or dishonor, notice of acceleration of maturity, and all defenses on the ground of extension of time for the payment hereof, and agrees to continue and remain bound for the payment of principal, interest and all other sums payable hereunder notwithstanding any change or changes by way of release, surrender, exchange, or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest. The rights and remedies of the holder as provided herein or in the Mortgage shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of the holder, and may be exercised as often as occasion therefor shall occur.

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     9.   Nothing herein contained, nor any transaction related thereto, shall be construed or so operate as to require Maker to pay interest at a greater rate than the maximum allowed by applicable law. Should any interest or other charges paid or payable by Maker in connection with this Note or any other document delivered in connection herewith, result in the computation or earning of interest in excess of the maximum allowed by applicable law, then any and all such excess shall be and the same is hereby waived by Payee or the then holder hereof, and any and all such excess paid shall be automatically credited against and in reduction of the balance due under this Note, and the portion of such excess which exceeds the balance due under this Note shall be paid by Payee or the then holder hereof to Maker.

     10. All notices and other communications between the parties under this Note shall be deemed to have been properly given and shall be effective if delivered in accordance with the provisions of the Mortgage.

     11. As used herein, the terms "Maker" and "Payee" shall be deemed to include their respective successors and assigns, whether by voluntary action of the parties or by operation of law.

     12.  Payee's source of satisfaction of the indebtedness evidenced by this
Note is limited solely and exclusively to the Mortgaged Property and any other collateral pledged by Maker to Payee, and Payee shall not seek to procure payment out of any other assets of Maker, or its successors and assigns, or any partner or Maker, or any officer, director, shareholder or partner of a partner of Maker, or any disclosed or undisclosed principal of Maker, or to procure any judgment for any sum of money which is or may be payable hereunder or under the Mortgage or under any other document evidencing or securing this Note (the "Loan Documents") or for any deficiency remaining after foreclosure of the Mortgage or sale under any such document; provided, however, that nothing herein contained shall be deemed to be a release or impairment of the indebtedness evidenced by any other document or be deemed to preclude Payee from foreclosing the Mortgage or any other agreement or from enforcing any of Payee's rights thereunder. The obligations of Maker under this Note, under the Mortgage and under any and all of the other Loan Documents shall be and are totally nonrecourse as to Maker, its partners and any partners of its partners, and none of such parties shall have any personal liability with respect to this Note, the Mortgage and the other Loan Documents.

     13. If this Note is placed in the hands of an attorney for collection, Maker hereby agrees to pay the holder hereof in addition to the sums above stated, all costs of collection, including reasonable attorneys' fees and other legal costs.
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     14.  Neither this Note nor the method set forth herein for the computation and payment of interest is intended to create, nor shall be construed as creating, a partnership, joint venture or any other relationship between Maker and Payee other than that of the debtor and creditor.

     15. This Note shall be governed by and construed in accordance with the laws of the State of Florida.

     IN WITNESS WHEREOF, Maker has executed this Note as of the day and year first above written.

                                   KEY BISCAYNE LIMITED PARTNERSHIP,
                                   A Florida Limited Partnership

                                   By:  VMS Realty Investment, Ltd.

                                   By: /S/ JAY FISHMAN
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                                        Authorized Signatory